For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499
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ENTERPRISE FINANCIAL REPURCHASES
WARRANTS FROM U.S. TREASURY
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St. Louis, January 9, 2013. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that it has repurchased the warrants issued to the United States Department of the Treasury as part of the TARP Capital Purchase Program. The warrants provided the right to purchase 324,074 shares of Enterprise common stock. Enterprise and the Treasury Department agreed upon a repurchase price of approximately $1.0 million for the warrants.

This transaction completes Enterprise's exit from the Capital Purchase Program. The Company has already repurchased in full the $35 million in preferred stock it issued to the Treasury under the Program.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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